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                     August 9, 2022

       Angela Selden
       President and Chief Executive Officer
       American Public Education, Inc.
       111 West Congress Street
       Charles Town, West Virginia 25414


                                                        Re: American Public
Education, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Filed March 2, 2022
                                                            File No. 001-33810

       Dear Angela Selden:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services
       cc:                                              Richard W. Sunderland
Jr., CPA